EXHIBIT 99.1

INDEPENDENT ACCOUNTANTS’ REPORT

To the Board of Directors and Stockholders of

Factory Card & Party Outlet Corp.

Naperville, Illinois

We have reviewed the accompanying condensed consolidated balance sheet of Factory Card & Party Outlet Corp. and subsidiary as of November 1, 2003 (Successor Company), and the related condensed consolidated statements of operations for the three-month and nine-month periods ended November 1, 2003, the three-month and seven-month periods ended November 2, 2002 (Successor Company) and the two-month period ended April 6, 2002 (Predecessor Company) and of cash flows for the nine-month period ended November 1, 2003, the seven-month period ended November 2, 2002 (Successor Company) and the two-month period ended April 6, 2002 (Predecessor Company). These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Factory Card & Party Outlet Corp. and subsidiary as of February 1, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the 43 weeks ended February 1, 2003 and the 9 weeks ended April 6, 2002 (not presented herein); and in our report dated March 5, 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of February 1, 2003 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP

Chicago, Illinois

December 4, 2003